Exhibit 99.2

TheStreet, Inc. Welcomes Mr. Bowers W. Espy to its Board of Directors

NEW YORK, January 25, 2016 /PRNewswire/ — TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, announced today that Bowers W. Espy was appointed to its board of directors effective immediately. Mr. Espy was also appointed to serve on the Audit Committee of the Board.

"I am pleased to announce that Bowers Espy has joined the Board," said Elisabeth DeMarse, CEO and President of TheStreet.  "Bowers’ financial markets experience, financial expertise, and M&A experience will be a tremendous asset to the Company as we continue to execute on our growth strategy, both organically and through acquisition," concluded Ms. DeMarse.

Mr. Espy has over 25 years of experience in finance.  After joining Merrill Lynch in 1983 as a vice president, mortgage finance officer and mortgage securities trader, he served in various roles until being named a Managing Director of Investment Banking and Head of the Financial Institutions Restructuring Group in 1989 and then Co-Head of the Depository Institutions Mergers and Acquisitions Department in 1993.  After departing Merrill Lynch in 1995, among other ventures, Mr. Espy served as Senior Vice President and Chief Financial Officer of LinkShare Corporation, a pioneering online affiliate marketing company, from 2000 to 2001, and later served on the Board of Directors of Accredited Home Lenders Holding Co., a mortgage company, from 2004 to 2007.  Mr. Espy currently serves on the National Advisory Council of the Johns Hopkins University School of Nursing, a role he has enjoyed for over 13 years.  Mr. Espy holds M.A. and B.S. degrees in Economics from the University of Florida.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles.

To learn more, visit www.thedeal.com and www.boardex.com. RateWatch, the Company's business unit, provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Contact:

Eric Lundberg,

Chief Financial Officer,

TheStreet, Inc.,

ir@thestreet.com,

John Evans, Investor Relations,

PIR Communications,

ir@thestreet.com